Jones, Walker
                     Waechter, Poitevent
                   Carrere & Denegre, L.L.P.



                          July 10, 1997





Freeport-McMoRan Inc.
1615 Poydras Street
New Orleans, Louisiana  70112

Gentlemen:

     We have acted as counsel for Freeport-
McMoRan Inc., a Delaware corporation (the
"Company"), in connection with the preparation of a Registration Statement on Form S-8 (the
"Registration Statement") to be filed by the Company with the Securities and Exchange
Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 1,300,000 shares (the "Shares") of common stock, $.01 par value for each share, pursuant to the terms of the 1996 Stock Option
Plan (the "Plan") of the Company.

     Based upon the foregoing and upon our
examination of such matters as we deem
necessary to furnish this opinion, we are of the opinion that the Shares have been duly authorized and, when issued for at least par value upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              JONES, WALKER,
                           WAECHTER, POITEVENT,
                        CARRERE & DENEGRE, L.L.P.



                      By:  /s/ Margaret F. Murphy
                           ___________________________
                           Margaret F. Murphy, Partner